Exhibit 5.1

Letterhead of

CRAVATH, SWAINE & MOORE LLP

New York Office

April 11, 2007

Citizens Communications Company

6.625% Senior Notes Due 2015

7.125% Senior Notes Due 2019

7.875% Senior Notes Due 2027

Form S-4 Registration Statement

Ladies and Gentlemen:

We have acted as counsel for Citizens Communications Company, a Delaware corporation (the “Registrant”), in connection with the filing by the Registrant with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933 (the “Act”), relating to the issuance and exchange of up to (i) $300,000,000 aggregate principal amount of new 6.625% Senior Notes due 2015 (the “New 2015 Notes”) for a like principal amount of outstanding 6.625% Senior Notes due 2015, which have certain transfer restrictions (the “Original 2015 Notes”), (ii) $450,000,000 aggregate principal amount of new 7.125% Senior Notes due 2019 (the “New 2019 Notes”) for a like principal amount of outstanding 7.125% Senior Notes due 2019, which have certain transfer restrictions (the “Original 2019 Notes”) and (iii) $400,000,000 aggregate principal amount of new 7.875% Senior Notes due 2027 (the “New 2027 Notes” and, together with the New 2015 Notes and the New 2019 Notes, the “Exchange Notes”) for a like principal amount of outstanding 7.875% Senior Notes due 2027, which have certain transfer restrictions (together with the Original 2015 Notes and the Original 2019 Notes, the “Original Notes”). The New 2015 Notes are to be issued pursuant to the indenture dated as of March 23, 2007 (the “2015 Notes Indenture”) between the Registrant and The Bank of New York, as trustee (the “Trustee”). The New 2019 Notes are to be issued pursuant to the indenture dated as of March 23, 2007 (the “2019 Notes Indenture”) between the Registrant and the Trustee. The New 2027 Notes are to be issued pursuant to the indenture dated as of December 22, 2006 (together with the 2015 Notes Indenture and the 2019 Notes Indenture, the “Indentures”) between the Registrant and the Trustee.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indentures.

Based on the foregoing, we are of opinion as follows:

1. Assuming each of the Indentures has been duly authorized, executed and delivered by the Registrant and the Trustee, and has been duly qualified under the Trust Indenture Act of 1939, each of the Indentures constitutes a legal, valid and binding obligation of the Registrant, enforceable against the Registrant in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law).

2. Assuming the Exchange Notes have been duly authorized by the Registrant, when executed and authenticated in accordance with the provisions of the applicable Indenture and delivered in exchange for the related series of Original Notes, each of the Exchange Notes will constitute legal, valid and binding obligations of the Registrant, entitled to the benefits of the applicable Indenture and enforceable against the Registrant in accordance with their respective terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors’ rights generally from time to time in effect and to general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether considered in a proceeding in equity or at law). In expressing the opinion set forth in this paragraph 2, we have assumed, with your consent, that the form of each series of the Exchange Notes will conform to that included in the applicable Indenture.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We are admitted to practice in the State of New York and we express no opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

We are furnishing this opinion to you, solely for your benefit. This opinion may not be relied upon by any other person (including by any person that acquires the Exchange Notes from you) or for any other purpose or used, circulated, quoted or otherwise referred to for any other purpose.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Citizens Communications Company

3 High Ridge Park

Stamford, Connecticut 06905

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